Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

theMaven, Inc. and Subsidiary

We hereby consent to the use in the Prospectus constituting a part of this pre-effective amendment number 2 to Form S-1 Registration Statement (registration number 333-217992) of our report dated May 10, 2017, relating to the consolidated balance sheet of theMaven, Inc. (formerly Integrated Surgical Systems, Inc.) and Subsidiary (the “Company”) as of December 31, 2016, and the related consolidated statement of comprehensive loss, stockholders’ equity, and cash flows for the period from July 22, 2016 (Inception) through December 31, 2016, which is included in the Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Gumbiner Savett Inc.

July 21, 2017

Santa Monica, California